Exhibit 10.2

NORTH CAROLINA

LEASE

FORSYTH COUNTY

This Lease (the “Lease” or the “Agreement”), made effective the 1st day of August, 2002, by and between Wake Forest University Health Sciences, a North Carolina non-profit corporation having its principal office in Winston-Salem, North Carolina, (“Landlord”); and Targacept, Inc., a Delaware corporation, having its principal office in Winston-Salem, North Carolina, (“Tenant”).

WHEREAS, Landlord is the owner of certain real property (the “Land”) improved with a commercial building known as One Technology Place (the “Building”) located in Winston-Salem, North Carolina, which Land is more specifically described in Exhibit A-l hereto; and whereas Tenant desires to lease certain premises located within the Building; and whereas Landlord desires to lease such premises to Tenant;

NOW, THEREFORE, Landlord and Tenant hereby agree as follows:

1.	DEMISED PREMISES.

1.1	Landlord, in consideration of the rents to be paid and the covenants and agreements to be performed by Tenant, demises and leases to Tenant and Tenant hires and leases from Landlord the premises described on Exhibit A attached and incorporated by reference (the “Demised Premises” or the “Premises”), in the building known locally as “One Technology Place” (the “Building”) located on the land described on attached Exhibit A-l (the “Land”), and situated at 200 E. First Street, Winston-Salem, North Carolina, 27101, together with all improvements, appurtenances, rights, privileges and easements in any way appertaining thereto.

1.2	As of the Commencement Date (as defined below) of the term of this Lease, the Demised Premises will consist of 40,432 rentable square feet in the Building, as more particularly described in Exhibit A attached hereto, and including within the meaning of “Premises” or “Demised Premises” the entire fourth floor of the Building, to be utilized as Tenant’s laboratory facilities, encompassing 20,216 rentable square feet, and 20,216 rentable square feet of general office space on the third floor of the Building.

1.3	In addition to the Demised Premises, Tenant will have exclusive use of 191 square feet of chemical storage space in the basement level of the Building, “as is”, as shown on the attached Exhibit A-2. Landlord shall have no obligations to Tenant with respect to such space, except for providing exclusive access to the space.

2.	INITIAL TERM, OPTION TO RENEW, RIGHT OF FIRST REFUSAL ON ADDITIONAL SPACE, TERMINATION RIGHTS.

2.1	The Initial Term of this Lease will be for five (5) years (the “Initial Term”) and will begin on August 1,2002 (the “Commencement Date”).

2.2	Renewal Rights. So long as Tenant is not in default under this Lease, Tenant has the right, but not the obligation, to extend the term of this Lease (“Renewal Option”) under the same terms and conditions for one (1) additional five (5) year term (the “Renewal Term”). Tenant must exercise its right for the Renewal Term by written notice to Landlord given on or before the date that is one hundred eighty (180) days prior to the expiration of the Initial Term. If Tenant does not exercise its right to extend in a timely manner, Tenant will have irretrievably lost its right to extend the term of this Lease. Rental payments applicable for the Renewal Term, if exercised, shall be as set forth in paragraphs 3.1 and 3.2. Any extension of this Lease beyond the Renewal Term (if exercised) shall be upon the terms and conditions mutually agreed upon by Landlord and Tenant, and unless such agreement is reached, this Lease shall expire.

2.3	Landlord hereby grants Tenant an option to lease additional space in the Building as and when it becomes available (the “Option to Lease”). This Option to Lease may be exercised at any time during the Initial Term or the Renewal Term, and may be exercised on one or more occasions. Exercise shall occur by written notice by Tenant to Landlord not later than thirty (30) days following written notice to Tenant by Landlord that additional space is available. Unless Landlord otherwise agrees, Tenant may exercise its Option to Lease only with respect to all of the additional space available. Tenant will pay Rent for such additional space leased during the Initial Term or the Renewal Term at the then current market rates for a building and space of similar class (condition) in the Winston-Salem or other comparable marketplace (including, but not limited to, leases executed in the subject Building within six months prior to Tenant’s exercise of this Option to Lease), making certain the then current market rate reflects the separate market rates for comparable laboratory space and comparable commercial office space, and reflects the “effective rent,” meaning a rent that takes into account size of space, length of term, other pertinent data and concessions, including (but not limited to) upfit allowances and costs, free rents, and similar items. If the amount of Rent for the expansion space cannot be agreed upon by the parties, then the amount of the Rent will be submitted to arbitration in accordance with the rules and procedures of the American Arbitration Association. Upon determination of the Rent as provided herein, the parties will execute an Amendment to this Lease incorporating the additional space as a part of the Demised Premises and the Rent as determined, and the Tenant may then occupy the space. Notwithstanding the foregoing, Tenant may not, unless Landlord otherwise agrees in writing a) exercise its Option to Lease in the fourth or fifth year of the Initial Term unless it simultaneously exercises its Renewal Option; or b) exercise its Option to Lease in the third or later years of the Renewal Term.

2.4	Except as otherwise provided in this subparagraph, Tenant shall have the unilateral right to terminate this Lease (“Termination Right”) at any time after the end of the third year of the Initial Term of this Lease, and upon payment of the termination fee (“Termination Fee”) set forth in paragraph 2.4.1. In order to exercise the Termination Right, Tenant shall provide Landlord with not less than one hundred eighty (180) days’ prior written notice. Provided, however, Tenant shall have waived its Termination Right in each of the following circumstances and for the periods stated: a) upon exercise of the Renewal Option, and continuing until three (3) years of the Renewal Term have elapsed; b) upon Tenant’s request pursuant to paragraph 6 to require Landlord to provide Tenant an allowance for redecorating of the Demised Premises, and continuing for the remainder of the Renewal Term; and c) upon Tenant’s exercise of an Option to Lease, and continuing for a period of three (3) years or until the end of the applicable term, whichever is shorter.

2.4.1	Tenant shall pay to Landlord a Termination Fee upon Tenant’s exercise of its Termination Right, in accordance with the schedule set forth in attached Exhibit C. The amounts set forth in such schedule reflect the unearned amounts at each date of the $2,013,234.00 in additional funding made available by Landlord to Tenant (the “Additional Funding”) in connection with the upfitting of the property and Tenant’s occupancy thereof. Such Termination Fee will be paid to Landlord on the effective date of such termination.

2.4.2	In the event that Tenant defaults under the Lease and/or abandons the Lease so that the Lease is terminated prior to the expiration of the Initial Term, Tenant will pay to Landlord, in addition to any other amounts which may be due Landlord, that portion of the Additional Funding which is unearned as of the date of such termination (the “Unearned Additional Funding”). The Unearned Additional Funding due is calculated by dividing the Additional Funding ($2,013,324.00) by the sixty (60) total months in the Initial Term, and multiplying such result ($33,553.90) by the number of months or portions thereof remaining in the Initial Term. Such sum represents Tenant’s reimbursement to Landlord of the Unearned Additional Funding.

3.	RENTAL.

3.1	Beginning on the Commencement Date, Tenant will pay annual rental pursuant to the following schedule (“rsf” indicates “rentable square foot”):

Term	Demised Premises
Initial Term	$36.00 per rsf
Renewal Term	$36.00 per rsf

(herein collectively “Rent”). Rent is payable in equal monthly installments, in advance on the first day of each calendar month of each calendar year during the Initial Term and the Renewal Term, pro rated for any partial month. Any increases or decreases in the amount of square footage leased during a month will be adjusted in the subsequent monthly payment. Rent payments shall be payable to “Wake Forest University Health Sciences” and sent to Landlord in care of Controller’s Office, Attention: Joel Landreth, Medical Center Boulevard, Winston-Salem, NC, 27157.

3.2	Additional rental.

3.2.1	Taxes. During the Initial Term and the Renewal Term, Tenant will pay to Landlord, as Additional Rent, Tenant’s pro rata share of any annual increase in ad valorem taxes over ad valorem taxes for calendar year 2002 (the “Tax Base Year”). Tenant’s share of such increase in ad valorem taxes over ad valorem taxes for the Tax Base Year will be computed by multiplying such increase in ad valorem taxes over the Tax Base Year ad valorem taxes by a fraction, the numerator of which is the rentable square footage of the Demised Premises and the denominator of which is the total rentable square footage which is subject to taxation in the Building (currently 81,286). If the rentable square footage for the Demised Premises using the aforesaid computation is not adequate to account for all of the rentable square footage in the Building, when combined with the rentable square footage reflected in leases for space in the Building executed prior to the date of execution of this Lease, an adjustment will be made to Tenant’s share of the increase in such taxes such that Landlord will not absorb any portion of the total increase which might otherwise be allocated to it as a result of any discrepancy in the shares as reflected in the individual leases. Landlord will submit an invoice to Tenant showing Tenant’s pro rata share of such increase in ad valorem taxes, adjusted as aforesaid, within 30 days after receipt of the final tax bill for the Demised Premises. Accompanying the invoice will be a copy of the current and previous tax bills received by Landlord and a statement showing the calculation of Tenant’s pro rata share (adjusted as aforesaid) of the increase in such taxes. Tenant will pay Landlord its share of the increase in such taxes before December 15 of the tax year. Tenant will also list and pay all ad valorem taxes on its personal property and any other property which Tenant brings into the Demised Premises. In determining the amount of taxes for any calendar year, the amount of special assessments to be included shall be limited to the amount of the installment of the special assessment required to be paid during that year as if Landlord had elected to have the special assessment paid over the maximum period of time permitted by law.

3.2.2	Building Operating Costs.

3.2.2.1	During the Initial Term and Renewal Term, Tenant will pay to Landlord, as Additional Rent, the amounts provided in subparagraph 3.2.2 based on Tenant’s pro rata share (adjusted in accordance with 3.2.2.2 below) of the amount by which the Building Operating Costs for each 12-month period (or part thereof, pro-rated) beginning April 1, 2003, exceed the Building Operating Costs for the Operating Base Year. The “Operating Base Year” is the 12-month period ending March 31, 2003. (Tenant will pay no share of Building Operating Costs for the Operating Base Year.) Those Building Operating Costs which vary with occupancy (i.e., janitorial services, HVAC costs) will be adjusted to reflect the Building Operating Costs for such expenses Landlord would have incurred if the Building is not fully occupied. Building Operating Costs which do not vary with occupancy, such as insurance and lobby maintenance, will continue to be allocated on a pro rata basis (adjusted in accordance with 3.2.2.2 below) over the space in the Building whether or not occupied.

3.2.2.2

Tenant’s share of the increases in Building Operating Costs over Building Operating Costs for the Operating Base Year will be computed by multiplying such increases in Building Operating Costs by a fraction, the numerator of which is the rentable square footage in the Demised Premises and the denominator of which is the rentable square feet in the Building (currently 81,286). If the rentable square footage for the Demised Premises using the aforesaid computation is not adequate to account for all of the rentable square footage in the Building, when combined with the rentable square footage reflected in leases for space in the Building executed prior to the date of execution of this Lease, an adjustment will be made to Tenant’s share of the increase in such Building Operating Costs such that Landlord will not absorb any portion of the total increase which might otherwise be allocated to it as a result of any discrepancy in the shares as reflected in the individual leases. “Building Operating Costs” means and includes all costs, expenses, taxes (other than ad valorem taxes) and disbursements which Landlord pays in connection with the management, operation, maintenance, and repair of the Building and of all building systems, components and appurtenances, including the Common Area. Such costs include, but are not limited to, the costs of all utilities (not separately metered to a particular tenant), fuel, building supplies, door locks and keys, light bulbs, plumbing and electrical repairs, garbage removal, drainage, lighting, facilities, parking lot and drive repair and maintenance, security services, pest control, alterations required by government authorities (unless such constitute capital expenditures), janitorial services, window cleaning, maintenance and repairs, elevator service, wages of employees who work customarily in and about the building and whose duties are connected with its operation, maintenance or repair (including social security taxes, unemployment insurance costs, cost of providing disability benefits, and cost of pension, hospitalization or retirement plan), costs of general commercial replacement and liability insurance, water and sewer rents (to the extent not included in taxes in Section 3.2.1 hereof), professional and consulting fees consistent with those reasonably incurred in the management or operation of office buildings in the Winston-Salem area, management fees (charges for which shall clearly reflect Landlord’s actual management efforts and expenses with respect to the Building), charges or fees for governmental permits, and other expenses, dissimilar or similar, incurred in the operation, repair, and maintenance of the Building, its systems and components, and the Land on which it stands.

3.2.2.3	On or before May 15, 2004, and on or before each May 15 thereafter, Landlord will notify Tenant of Tenant’s share of the increase in Building Operating Costs for the previous 12-month period ending March 31 over the Building Operating Costs for the Operating Base Year. Tenant will pay such increase along with the Rent due on the first day of the following month. Commencing with the 12-month period following the Operating Base Year, Controllable Building Operating Costs will not increase by more than 5% during any 12-month period for which Building Operating Costs are calculated in accordance with this section. “Controllable Building Operating Costs” means costs which are incurred regularly and which are subject to Landlord’s reasonable control. Landlord will maintain records to support expenditures for Building Operating Costs. If Tenant disputes the amount of Building Operating Costs set forth in Tenant’s annual statement of actual Building Operating Costs, Tenant will notify Landlord and Landlord will make its records available to Tenant. Tenant shall have the right to audit or cause to be audited Landlord’s records, the cost of which shall be borne by Tenant unless it is demonstrated that Landlord has overcharged Tenant by more than 5%, in which case Landlord shall bear the cost of the audit (which cost shall not be included as a Building Operating Cost).

4.	PARKING.

4.1	Tenant shall have the right, subject to the Landlord’s obligations to existing tenants, to the exclusive use (without payment of any additional rent) of a pro rata share of the underground parking available for the Building based on Tenant’s rentable square footage; such spaces shall be designated for use by Tenant and are as shown on attached Exhibit A-2. Landlord shall designate (in accordance with Landlord’s reasonably approved method for such) the spaces to be used exclusively by Tenant. Tenant has converted five (5) parking spaces in the Building for a chemical storage facility and mechanical equipment room, with Landlord’s approval, including two (2) spaces previously designated as handicapped parking. Landlord has redesignated three (3) of the remaining Tenant spaces as two (2) handicapped spaces in order to effect compliance with applicable laws regarding handicapped parking, so that Tenant has converted a total of six (6) spaces. Such conversion of such spaces for the chemical storage facility and mechanical equipment room which exclusively benefits the Tenant or the Demised Premises will be counted in the pro rata share of parking allocated to Tenant. Additional parking for Tenant’s employees, invitees, visitors, etc., as required by the protective covenants of Piedmont Triad Research Park or otherwise, shall be obtained by Tenant at no cost or expense to Landlord.

4.2	Tenant agrees to comply with all reasonable rules and regulations promulgated or implemented by Landlord with respect to parking facilities owned by Landlord.

5.	BROKERAGE.

Tenant warrants that it has not consulted or negotiated with any broker or finder with regard to the Demised Premises or this Lease other than Carter and Associates Oncor (the “Tenant’s Broker”). Tenant acknowledges that Landlord has no obligation for any fees or commissions payable to Tenant’s Broker and that Tenant is solely and exclusively liable for same. Tenant further agrees to indemnify Landlord against any loss, liability and expense (including attorneys’ fees and court costs) arising out of claims for fees or commissions from anyone with whom Tenant has dealt, including but not limited to Tenant’s Broker, with regard to the Demised Premises or this Lease. Landlord warrants that it has not consulted or negotiated with any broker or finder with regard to the Demised Premises or this Lease. Landlord agrees to indemnify Tenant against any loss, liability and expense (including attorneys’ fees and court costs) arising out of claims for broker’s fees or commissions from anyone with whom the Landlord has dealt, with regard to the Demised Premises or this Lease.

6.	UPFITTING/CONDITION OF DEMISED PREMISES.

Tenant accepts the Demised Premises in their present condition, which condition includes certain upfitting and improvements made by Landlord at its cost and expense and to Tenant’s specifications prior to the Commencement Date and in accordance with that prior lease agreement between the parties dated April 20, 2001. At any time during the second year of the Renewal Term, Landlord will provide Tenant, upon Tenant’s request, an allowance of Ten Dollars ($10.00) per rentable square foot of the Demised Premises for use by Tenant in redecoration of the Demised Premises.

7.	COMMON AREA.

7.1.	The Common Area is defined to be those areas within the area designated as such on Exhibit A attached; and the term Common Area also includes those common access areas which are for the non-exclusive use of tenants (including the Tenant) of the Building of which the Demised Premises are a part, as more particularly described on Exhibit A-2. The term Common Area excludes any areas constructed or allocated for the exclusive use of Tenant or for the exclusive use of Landlord or any other tenant of the Building of which the Demised Premises are a part.

7.2.	Landlord grants to Tenant, its licensees, invitees, customers, employees, successors and permitted assigns, during the term of this Lease and any renewal term, the non-exclusive right to use the Common Area in common with Landlord and other tenants of the Building of which the Demised Premises are a part and their respective licensees, invitees, customers, employees, successors and assigns, subject to the provisions of this Lease, and subject to all applicable Piedmont Triad Research Park protective covenants and to those reasonable rules and regulations which may be promulgated by Landlord with respect to such Common Area.

7.3.

In accordance with usual and customary services provided in connection with similar leased property, Landlord, at its sole cost and expense, will operate, manage, repair and maintain the Common Area and all improvements thereon in commercially acceptable first class condition and repair suitable for occupants of commercial office space, including making replacements where necessary, and in compliance with all applicable laws and governmental regulations. Landlord will, from time to time, promulgate rules and regulations governing the use of the Common Area. Except as specifically provided otherwise herein (including, without limitation, those Tenant obligations set forth in subparagraphs 3.2, 7.5, 12.1, and 12.3), Landlord will, with respect to the Common Area, pay and be responsible for: (a) supervision, management, inspection, security protection and traffic direction; (b) utilities, including but not limited to, lighting, heating and removing rubbish (excluding Tenant’s garbage and rubbish), dirt and debris; (c) removing snow and ice; (d) window cleaning and replacement, to include the regular washing of all exterior Building windows of the Demised Premises and elsewhere on the Building; (e) maintenance of HVAC, electrical and plumbing systems and elevators; (f) labor, payroll taxes, materials and supplies in connection with such maintenance and operation; (g) all costs and expenses of landscape maintenance and supplies incidental thereto, painting, and cleaning, sealing, replacing and remarking paved and unpaved surfaces, curbs, directional and other signs for access areas and driveways, landscaping, lighting facilities, drainage and other similar items, and all costs for tools, machinery and equipment used in connection with the above; (h) all premiums on workmen’s compensation, casualty, public liability, property damage and other insurance on the Common

Area; and (i) all taxes and other charges levied or assessed against the Common Area, the Land and the Building.

7.4.	Subject to the rules and regulations described in subparagraphs 4.2 and 7.2, the Common Area is reserved for the exclusive use of Landlord and the tenants of the Building (including Tenant), their employees and business guests.

7.5.	Landlord will provide limited security services during Normal Operating Hours as hereinafter defined. To the extent that Landlord or Tenant, and their agents or employees have acted with reasonable prudence with respect to security, neither party will have any liability to the other for loss or damage suffered by the other as a result of unauthorized entrances by persons into the Building or the Common Area or for any other security violation.

8.	ENTRANCE SIGNS AND OTHER SIGNAGE.

Subject to and in accordance with the Protective Covenants of Piedmont Triad Research Park, of which the Land and Building comprise a part, and subject to the prior review and written approval of Landlord (which approval shall not be unreasonably withheld), Tenant will have the right to install, maintain and replace on the Building and within the Demised Premises such signs as Tenant may reasonably desire, at Tenant’s sole expense. Tenant will further comply with any and all applicable requirements imposed by governmental authorities, ordinances, or regulations with respect to such signage and will obtain any necessary permits for such purposes. Tenant shall have the right to install, maintain and replace, subject to the prior review and approval of Landlord, prominent signage in the Building’s main lobby and elevator lobbies.

9.	INDEMNIFICATION AND LIABILITY INSURANCE.

9.1.	Tenant shall indemnify and save Landlord harmless from and against any and all damages, losses, expenses, costs, or liability, including attorney’s fees, as a result of Tenant’s breach of any covenant, term, or condition of this Lease. Tenant further agrees to defend and save harmless Landlord from and against any and all liability for bodily injury or for damage to property arising out of or in connection with use or occupancy of Tenant, its agents, servants, employees or invitees, of the Demised Premises or any Common Area to which Tenant has access under this Lease, provided that Tenant’s obligation hereunder shall not apply to the extent that any such liability is the result of the negligence or willful misconduct of the Landlord, its agents, servants, employees or invitees.

9.2.

Tenant and Landlord, at their own expense, each agree to maintain comprehensive general liability insurance covering the Demised Premises, the Building and the Land with a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence of bodily injury and property damage. Insurance coverage regarding the presence or use of animals in the Demised Premises must be maintained by Tenant in a form and in amounts as are reasonably satisfactory to Landlord, with a certification of such amounts and coverages to be furnished to Landlord annually.

9.3.	Landlord must be named as an additional insured on Tenant’s policy, but only with respect to claims against Landlord arising out of Tenant’s use or occupancy of Demised Premises. Such insurance as afforded Landlord by Tenant’s policy will be primary as respects Landlord, and will not require contribution by any other similar insurance available to Landlord and Tenant agrees to have its policy so endorsed. Tenant’s policy shall provide that it may not be canceled or substantially modified without at least thirty (30) days’ prior written notice to Landlord. Tenant will provide Landlord a certificate evidencing such insurance coverage within thirty (30) days of execution of this Lease.

10.	PROPERTY INSURANCE.

Each party, at its own expense, assumes the responsibility for insuring its own property or at its option, self-insuring its property. Each party with respect to any insurable or insured loss or damage to its own property, waives all right of recovery against and releases the other party, its directors, officers, agents and employees for loss or damage to such property, irrespective of the cause of such loss or damage or negligence of such other party, including (but not limited to) loss of use. In addition, each party assumes the responsibility of notifying any and all insurers of such property of the above waivers and agrees to have such insurers waive their rights of subrogation against the other party.

11.	OTHER PAYMENTS.

It is the intention of the parties by their execution of this Lease that Tenant will not be responsible for any taxes, charges, expenses, damages and deductions of any kind or sort whatsoever (other than those expressly provided for in this Lease), and that Landlord will pay all such other sums which, except for the execution and delivery of this Lease, would have been chargeable against the Demised Premises, the Land and the Building. Further, Tenant will not be under any obligation to pay any interest on any mortgage or mortgages which may be a lien against the fee simple title of the Demised Premises or Landlord’s estate or interest, or any franchise, or income tax which is or may become payable by Landlord or any other tenant of the Building of which the Demised Premises are a part, or any gift, inheritance, transfer, estate or succession tax by reason of any existing law or any law which hereafter may be enacted.

12.	BUILDING OPERATIONS.

12.1.	Landlord will provide, at its expense, usual and customary services rendered in connection with similar leased commercial property with respect to building operations as set forth in this paragraph. Tenant will take appropriate and reasonable steps to conserve energy in the conduct of its business operations.

12.1.1	Landlord will furnish Tenant with reasonable heating and air conditioning in its office Premises from 7:00 a.m. until 7:00 pm. Monday through Friday during normal working hours and from 8:00 a.m. to 2:00 p.m. on Saturday (“Normal Operating Hours”). Holidays are excluded, and for purposes of this Lease include New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

12.1.2	Landlord will furnish Tenant with reasonable heating and air conditioning in its laboratory Premises 24 hours per day, 7 days per week, 365 days per year. Subject to the specifications set forth in Exhibit C to that prior lease entered into between the parties dated April 20, 2001, under normal operating conditions, temperatures will be maintained between 70 and 76 degrees Fahrenheit.

12.1.3	Landlord will furnish hot (approximately 130 degrees) and cold water, a sufficient amount of electricity to enable Tenant to carry on its office and laboratory business, and passenger and freight elevator service, pursuant to Tenant’s specifications as set forth in Exhibit C to that prior lease entered into between the parties dated April 20,2001.

12.1.4	Landlord will furnish janitorial services in the Demised Premises and Building as described in Exhibit B to this Lease.

12.1.5	Landlord will provide access to, and Tenant will have use of, the freight elevator serving the Building 24 hours per day, 7 days per week, 365 days per year, and the loading dock areas serving the Building during Normal Operating Hours, except on Holidays as defined herein.

12.1.6	Landlord will maintain, repair and replace the roof and structural components of the Building, the heating and air conditioning, plumbing, mechanical, lighting and electrical systems in the Building but specifically excluding any equipment installed by Tenant.

12.2.	Landlord will not be liable to Tenant for any inconvenience, loss or expense to which Tenant may be put as a result of the failure of Landlord to provide utility or other services set forth herein when prevented from so doing by acts of God, by the public enemy, strikes, embargoes, breakdowns, repairs which may from time to time be required on Landlord’s equipment, lack of fuel, or due to any other unavoidable reasons or circumstances beyond the reasonable control of Landlord. Landlord will exercise reasonable efforts to notify Tenant of and to minimize the interruption of services and will exercise its best efforts to promptly repair any breakdowns and restore any interrupted services. Landlord will endeavor to give Tenant reasonable prior notice of necessary repairs. In no event will Landlord be liable for indirect or consequential damages resulting from any failure to supply such utilities or from any other cause.

12.3.	Tenant, with the prior written consent of Landlord (which shall not be unreasonably withheld), may contract for services not provided by Landlord under this Lease. Tenant will pay for such services directly to the party providing the service.

12.4.	Landlord has, subject to the protective covenants of Piedmont Triad Research Park and to the consent of the Developer of such Park as defined in such covenants, installed a generator outside the Building at a location reasonably acceptable to Landlord and permitted by such covenants sufficient to provide power to the Demised Premises in the event of a power failure. Such generator shall be devoted solely to the Tenant’s use of the Demised Premises and the Common Areas within the Building.

13.	USE.

13.1	Tenant will use the Demised Premises solely for research and development pharmaceutical laboratory facilities, the conduct of bio-medical research, and general business offices, and for no other purpose. Tenant will, at its sole cost and expense, comply with and faithfully observe all the requirements of all municipal, state and federal laws or ordinances and the rules and regulations of all governmental authorities now in force or which may hereafter be in force pertaining to Tenant’s use of the Demised Premises. Without limiting the foregoing, Tenant will comply with all laws and regulations regarding the care and use of any animals kept by Tenant or its agents within the Demised Premises.

13.2	Landlord will be responsible for the cost of compliance with the Americans with Disabilities Act (“ADA”) within the Building or on the Land and will hold Tenant harmless therefrom. Tenant will be responsible for the cost of compliance with the ADA as to any alterations to the Demised Premises made by Tenant pursuant to paragraph 17 of this Lease.

13.3	In the event of any threat of disturbance or actual disturbance or protest concerning the use of laboratory animals by the Tenant, Tenant shall immediately provide Landlord with information regarding such threat or disturbance and cooperate with Landlord to the extent reasonably requested by Landlord in the management of the Building.

14.	SUBORDINATION; MORTGAGES; ATTORNMENT.

14.1.

This Lease, and the rights of Tenant under this Lease are subject and subordinate to all bona fide mortgages or deeds of trust now or hereafter placed upon the Demised Premises by Landlord, and Tenant agrees to execute such further instrument or instruments as may reasonably be required by a holder of such mortgage or deed of trust to effectuate such subordination.

14.2.	Tenant agrees, within ten (10) business days after written request by Landlord, to execute and deliver to Landlord a statement, in writing, certifying that, as of the date of such statement: (i) this Lease is in full force and effect; (ii) the Commencement Date of this Lease; (iii) the dates to which Rent and other charges have been paid in advance; and (iv) that there are no uncured defaults by Landlord, or, alternatively, stating those claimed by Tenant; provided that, in fact, such statements are accurate and ascertainable. Provided, however, that nothing contained in such statements required by such holder will be in derogation of any rights granted to Tenant under this Lease nor expand Tenant’s obligations under this Lease and if any such statements would have the effect of accomplishing one or both of the foregoing, either explicitly or implicitly, then Tenant is not obligated to execute the same.

14.3.	In the event any proceedings are brought for the foreclosure of, or in the event of the conveyance by deed in lieu of foreclosure of, or in the event of exercise of the power of sale under, any mortgage or deed of trust made by Landlord covering the Demised Premises, Tenant, upon written request, agrees to execute an instrument whereby Tenant agrees to attorn to such successor in interest and recognizes such successor as Landlord under this Lease.

15.	SURRENDER.

At the expiration or other termination of this Lease, or any renewal or extension, Tenant will peaceably vacate the Demised Premises and, unless Landlord agrees otherwise, remove all its goods and effects, including, but not limited to, moveable (i.e., not floor to ceiling) partitions, furniture and equipment (other than those fixtures and equipment installed by Landlord pursuant to the provisions of and as detailed in that prior lease agreement between the parties executed April 20, 2001), but excluding landscaping and maintenance and repair work done by Landlord or Tenant. At such expiration or other termination of this Lease, Landlord shall have all rights of re-entry as provided by law including the right to secure the property in its possession by boarding the Premises or changing locks with or without bringing an action in summary ejectment. Tenant shall at the expiration or other termination of this Lease deliver the Demised Premises to Landlord in as good a condition as they were at the time of the delivery of possession to Tenant, ordinary wear and tear excepted.

16.	TENANT’S PERSONAL PROPERTY.

During the term of this Lease, Tenant will have the right to remove any and all of its personal property located on the Demised Premises, including, but not limited to, its furniture, equipment, trade fixtures, artwork and decorative matter, machinery and other personal property. Tenant may, with Landlord’s prior agreement, leave any such items on the Demised Premises at the termination of this Lease, and such items will become the property of Landlord.

17.	ALTERATIONS; REMOVAL OF EQUIPMENT.

Tenant will have the right to make alterations, additions or improvements to the Demised Premises which (a) are non-structural in nature and (b) will not exceed $20,000.00 in cost, without the approval of Landlord. Tenant shall provide plans for Landlord’s prior review and approval before Tenant commences any other work, that is, work which is structural in nature or work which is non-structural but the cost of which will exceed $20,000.00. All additions, alterations or improvements will be completed in a workmanlike manner and in compliance with all applicable laws, regulations and ordinances. All alterations, additions and improvements (including carpeting, floor to ceiling partitions and other items that would ordinarily be deemed fixtures if Tenant owned rather than leased the Demised Premises) so made by Tenant will become a part of the realty and will remain and be surrendered with the Demised Premises at the expiration of the Lease Term.

18.	DAMAGE OR DESTRUCTION OF DEMISED PREMISES.

18.1.	If at any time during the Initial Term of this Lease or any Renewal Term, the Demised Premises or Building of which the Demised Premises are a part is damaged or destroyed so as to make the Demised Premises untenantable, Landlord will have the option of (i) promptly (within ninety (90) days) repairing, rebuilding or restoring the Building or (ii) terminating this Lease. Landlord will elect to restore the Demised Premises or the Building or terminate the Lease upon not less than fifteen (15) days’ written notice to Tenant, notice of such election by Landlord to be given to Tenant within ten (10) business days after such casualty. Landlord agrees to perform an elected restoration or rebuilding in full compliance with all applicable laws and regulations and governmental ordinances. In no event will Landlord be responsible for, or be obligated to repair, any property of Tenant which is damaged or destroyed.

18.2.	During any such period that damage or destruction is such as to render the Demised Premises unsuitable for the purposes for which Tenant is leasing them, the Rent will abate. In the event that a portion of the Demised Premises can be used for the operation of Tenant’s business (as determined by Tenant in the exercise of reasonable judgment), Rent will be paid in proportion to the area and value of the Demised Premises available for use but will abate as to the remainder, such that there will be a fair apportionment of the Rent.

18.3.

If the Demised Premises are totally destroyed or so damaged as to render them practically useless during the remainder of the term of this Lease or if the Demised Premises are damaged so as to substantially impair Tenant’s use of the Demised Premises and rebuilding cannot reasonably be completed within ninety (90) days after the date of written notification by Tenant to Landlord of the destruction, then either Landlord or Tenant may terminate this Lease as of the date of such damage or destruction upon fifteen (15) days’ written notice by the terminating party to the other.

18.4.	All injury to the Demised Premises or the Building of which they are a part caused by moving the property of Tenant into, in or out of the Building and all breakage done by Tenant, or the agents, servants, employees and visitors of Tenant, as well as any damage caused by the overflow, or escape of water, steam, gas, electricity, or other substance, due to the negligence or willful misconduct of Tenant, or the agents, servants, employees and visitors of Tenant, will, unless covered by insurance, be repaired by Landlord, at the expense of Tenant. Landlord will invoice Tenant for such repairs and such charges will be payable with the next installment of Rent. If Tenant desires to repair the damage, Tenant may do so after giving Landlord immediate notice and promptly proceeding with such repairs in a first-class, workmanlike manner. If such injury to the Demised Premises is covered by Landlord’s insurance, Landlord shall have responsibility for the repairs.

19.	LANDLORD ACCESS TO DEMISED PREMISES.

Landlord, in person or by agent, may enter the Demised Premises to inspect, maintain or repair or to show the Building to prospective purchasers or other persons and, during the last six (6) months of the Initial Term or Renewal Term (as applicable) to show the Demised Premises to prospective tenants or purchasers. However, any such inspection or showing will be done only upon reasonable prior written notice to Tenant, and will not interfere with Tenant’s business operations. In addition, Landlord may enter the Demised Premises to enforce its rights under this Lease or to take any action required of Landlord by applicable law; such entry by Landlord shall not constitute an eviction of Tenant or a deprivation of any right of Tenant and shall not alter the obligations of Tenant hereunder or cause Landlord to be liable to Tenant for any damages.

20.	EMINENT DOMAIN.

20.1.

If at any time during the term of this Lease or any renewal, a portion of the Demised Premises or the Building and the Land of which the Demised Premises are a part, as would render Tenant’s use unprofitable or impractical, is taken or appropriated by virtue of eminent domain, or other similar proceedings, or condemned for any public or quasi-public use, Tenant will have the right and privilege of terminating this Lease, termination to be effective upon the earlier of the taking of possession by or vesting of title to the Demised Premises in the condemning authority. Tenant will give notice of such termination as soon as practical but no later than ten (10) business days after it receives notice of the first to occur of: (a) the taking of possession by, or (b) vesting of title in the condemning authority. All of the Rent and other charges and payments reserved herein will be permanently abated from the time of such taking or appropriation. In the event of any taking pursuant to this paragraph 20, or a conveyance in lieu thereof, Tenant shall have no right or entitlement to any portion of any award given to Landlord. Tenant shall have the right to pursue its own rights and remedies from the condemning authority, but such right shall not interfere with, abridge the rights of, nor substantially reduce the award payable to Landlord.

20.2.	In the event the entire Demised Premises is taken or appropriated by virtue of eminent domain, or other similar proceedings, or is condemned for any public or quasi-public use, then this Lease will terminate on the earlier of: (i) the taking of possession by or (ii) vesting of title in the condemning authority.

20.3.	In the event of a partial taking or appropriation of the Demised Premises or the Building and the Land not resulting in a termination of this Lease, Tenant will be entitled to an abatement of rent, immediately upon the taking, in such manner as is just and equitable. In the event such amount cannot be agreed upon between the parties, the amount will be determined by arbitration in accordance with the rules and procedures of the American Arbitration Association.

21.	DEFAULT.

21.1.	The happening of any one or more of the following listed events, (hereafter referred to singly as “Event of Default” and in the plural as “Events of Default”) will constitute a breach of this Lease on the part of Tenant:

21.1.1.	The filing by, on behalf of, or against Tenant of any petition or pleading to declare Tenant as a bankrupt, voluntary or involuntary, under any bankruptcy law or act, or for relief under any bankruptcy law or act, which proceeding is not vacated within 60 days after filing.

21.1.2.	The commencement in any court or tribunal of any proceeding, voluntary or involuntary, to declare Tenant insolvent or unable to pay its debts, which proceeding is not vacated within 60 days after commencement.

21.1.3.	The failure of Tenant to pay when due any rent payable under this Lease and the continued failure to pay the same for ten (10) days or more after written notice of such failure given to Tenant by Landlord.

21.1.4.	The failure of Tenant to fully and promptly perform any act required of it in the performance of this Lease or to otherwise comply with any term or provision after thirty (30) days written notice of such failure given to Tenant by Landlord. However, if such failure is of such nature that it cannot reasonably be cured completely within such period, then Tenant will not be in default unless Tenant has not commenced within such thirty (30) day period to cure the failure or has not thereafter proceeded with diligence and in good faith to complete curing such failure.

21.1.5.	The appointment by any court or under any law of a receiver, trustee or other custodian of all or substantially all of the property, assets or business of Tenant, which is not vacated within 60 days of such appointment.

21.1.6.	The general assignment by Tenant of all or substantially all of its property or assets for the benefit of creditors.

21.1.7.	Any direct or indirect assignment of Tenant’s interest in this Lease for the benefit of creditors, levy against Tenant’s interest in this Lease, levy against the Demised Premises arising out of any legal proceedings against Tenant, or any attachment against the Demised Premises or Tenant’s interest in this Lease which is not dissolved prior to the later of entry of judgment against Tenant in the legal proceeding in which the order of attachment was issued or expiration of any appeal thereof.

21.1.8.	Any abandonment of the Demised Premises by Tenant.

21.2.	Upon the happening of any Event of Default which continues after the expiration of any applicable cure period, Landlord may, at its option, either: (i) terminate this Lease, or (ii) at any time thereafter enter upon and repossess the Demised Premises and expel Tenant therefrom without prejudice to any rights or liabilities that Landlord may be entitled to by law against Tenant. Such default and repossession will not terminate this Lease or release Tenant from its liability hereunder.

21.3.

In case of a re-entry and repossession by Landlord of the Demised Premises, Landlord will use reasonable diligence to rent, lease or relet said Demised Premises for the remainder of the Term at the rent provided for herein, if such is commercially reasonable, to any other tenant or tenants who may be satisfactory to Landlord. In carrying out such obligation Landlord will be entitled to rent, lease or relet the Demised Premises to separate, consecutive tenants for such term or terms and for such rent as Landlord may deem advisable; and, upon such repossession and reletting of said Demised Premises, Landlord will apply the rents from the Demised Premises on account of the rent to be paid by Tenant herein from time to time as such rent accrues, and to the reasonable costs incurred, including attorneys’ fees, by Landlord in repossessing and reletting the Demised Premises. Further, Tenant covenants and agrees to pay Landlord its costs incurred, including attorneys’ fees, in repossessing and reletting the Demised Premises, and to further pay, at the time the rent required to be paid by Tenant herein becomes due, any difference or deficit between the rent herein stipulated to be paid by Tenant and the actual rent received by Landlord from the renting or reletting of the Demised Premises under the terms of this paragraph. If the rent collected from such reletting is more than sufficient to pay the full amount of the rent reserved hereunder, together with such costs incurred by Landlord in repossessing, reletting and renovating the Demised Premises, the surplus will first be applied to discharge any obligation of Tenant to Landlord and then any surplus remaining after such application will be retained by Landlord.

21.4.	Landlord will not be in default unless it fails to perform the obligations required of Landlord by this Lease within thirty (30) days after written notice by Tenant to Landlord and the holder of any mortgage or deed of trust, if any, specifying which obligation(s) Landlord has failed to perform (“Landlord Event(s) of Default”). Provided, however, that if the nature of the specified obligation(s) is such that more than thirty (30) days are required for performance, then Landlord will not be in default if it and/or the holder of any mortgage or deed of trust, if any, commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. If Landlord and/or the holder of any mortgage or deed of trust, if any, have not cured or commenced to cure the Landlord Event(s) of Default set forth in said notice within said thirty (30) day period, Tenant may, at its option, cure any such Landlord Event(s) of Default and deduct the reasonable costs and expenses incurred from the next and succeeding Rent payments. Notwithstanding the proviso above, if a Landlord Event of Default significantly diminishes the laboratory operations of Tenant and such Landlord Event of Default has not been cured after more than sixty (60) days after written notice to Landlord, then Tenant may terminate this Lease upon notice to Landlord. Tenant’s right to terminate the Lease in this manner upon ten (10) days’ notice shall be Tenant’s sole remedy for such a Landlord Event of Default.

22.	CUMULATIVE RIGHTS.

No right or remedy conferred upon or reserved to Landlord or Tenant is intended to be exclusive of any other right or remedy provided by law or this Lease, but each is cumulative in addition to every other right or remedy given in this Lease or now or hereafter existing at law or in equity or by statute.

23.	EFFECT OF WAIVER OR FORBEARANCE.

No waiver by either party of any breach by the other party of any of its obligations, agreements or covenants under this Lease will be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor is any forbearance by Landlord to seek a remedy for any breach by Tenant or any forbearance by Tenant to seek a remedy for any breach by Landlord, a waiver by Landlord or Tenant, as the case may be, of its rights and remedies with respect to such or any subsequent breach.

24.	QUIET ENJOYMENT.

Landlord warrants to Tenant that, upon Landlord’s completion of closing of the purchase of the Land and acceptance of title to same, Landlord will be seized in fee of the title to the Land, the Building and the Demised Premises, subject to restrictions, encumbrances and easements of record. Landlord further covenants and warrants that so long as Tenant fulfills the conditions and covenants of this Lease, it will have peaceful and quiet possession of the Demised Premises.

25.	MECHANIC’S LIEN.

Tenant shall have no authority to bind the Demised Premises or the Landlord’s interest in such Demised Premises, Building, or Land as a result of any contractual or other obligation incurred by the Tenant with respect to the Demised Premises, Building or Land including, but not limited to, any obligation to a materialmen’s lien claimant. If any mechanic’s lien is filed against the Demised Premises, the Building, or the Land, as the result of any act of Tenant or for work done for or claimed to have been done for, or materials furnished to or claimed to have been furnished to Tenant, the lien must be discharged by Tenant within ten (10) days after receiving notice of such lien, at Tenant’s expense, by either paying the lien or by filing any bond required by law as security for such payment. In the event Tenant fails to discharge the lien within this period, Landlord will have the option to procure a discharge by filing a bond and Tenant will pay the cost of the bond as additional Rent on the first day that Rent shall be due thereafter. In all events, Tenant will hold Landlord harmless against any and all loss, costs and expenses in connection with any such lien or claim.

26.	NOTICES.

Until changed by notice given as provided in this paragraph, all notices called for in this Lease will be effective upon receipt, and will be in writing and sent by personal delivery or registered or certified mail, return receipt requested, postage prepaid, to Landlord at:

Wake Forest University Health Sciences

Attention: Richard H. Dean, M.D.

President

Medical Center Boulevard

Winston-Salem, NC 27157

with a copy to:

J. Reid Morgan

General Counsel, Wake Forest University

P.O. Box 7656, Reynolda Station

Winston-Salem, NC 27109

and to Tenant at:

Targacept, Inc.

Attention: J. Donald deBethizy, President

One Technology Place

200 E. First Street, Suite 300

Winston-Salem, NC 27101

with a copy to:

Targacept, Inc.

Attention: Mauri Hodges, Chief Financial Officer

One Technology Place

200 E. First Street, Suite 300

Winston-Salem, NC 27101

27.	SEVERABILITY.

If any clause or provision of this Lease is declared invalid or void by a court of competent jurisdiction, the remaining clauses or provisions will nevertheless remain in full force and effect.

28.	BENEFITS/BURDENS; CAPTIONS AND PARAGRAPH NUMBERS.

This Lease will inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and permitted assigns. The captions and paragraph numbers appearing in this Lease are inserted only as a matter of convenience, and in no way define, limit, construe, or describe the scope or intent of such paragraph of this Lease, nor in any way affect this Lease.

29.	MODIFICATION.

This Lease contains the entire agreement between the parties and supersedes any prior or contemporaneous negotiations, understandings and agreements written or oral, between the parties as to the Demised Premises, the Building, and the Land. This Lease may not be amended or modified, and no waiver of any provision will be effective, unless set forth in a written instrument authorized and signed by both parties.

30.	CONDITION OF THE DEMISED PREMISES.

Tenant acknowledges that it has examined and accepts the Demised Premises. No representations as to the condition or state of repairs of the Demised Premises have been made by Landlord or its agents, and Tenant accepts the Demised Premises in their present condition at the date of execution of this Lease.

31.	MAINTENANCE.

Landlord will maintain and keep in good repair the Demised Premises and all of its component parts.

32.	TRANSFER BY LANDLORD.

If Landlord conveys, assigns or otherwise transfers its interest in the Demised Premises or this Lease, except as collateral security for a loan, upon such transfer Landlord will be released and relieved from all liability with respect to the performance of all obligations on the part of Landlord to be performed under this Lease from the date of such transfer; provided, however, the assignee or transferee assumes such liabilities. It is intended that the obligations on the part of Landlord to be performed under this Lease will be binding on each holder of Landlord’s interest under this Lease only during and in respect of its respective period of ownership of a fee or leasehold interest in the Demised Premises or in this Lease.

33.	HOLDOVER.

If Tenant occupies the Demised Premises after the expiration or termination of the then-current Term of this Lease, whether such expiration or termination be by failure of a Renewal Term to take effect hereunder or otherwise, without the express written consent of the Landlord, such occupancy will be deemed a tenancy from month to month at a Rent of one hundred and twenty-five percent (125%) of the Rent being paid for the last month, or at the next Renewal Term’s rental rate pursuant to paragraph 2.2 of this Lease, whichever is greater, and upon the other terms and conditions of this Lease applicable to a month to month tenancy.

34.	ASSIGNMENT.

Tenant may not assign or sublease the Demised Premises or its rights and obligations under this Lease without the prior written consent of Landlord. Tenant shall not be released from its obligations under this Lease unless Landlord agrees in writing to release Tenant. Notwithstanding the foregoing, Tenant shall have the unqualified right to assign or sublease all or a portion of the Demised Premises to an entity which is an affiliate, subsidiary, or related entity of the Tenant (“Permitted Party”) so long as Tenant either retains a controlling interest in the Permitted Party or through voting rights is able to control the management of the Permitted Party. Despite such assignment or subletting Tenant shall remain responsible for all obligations of Tenant under this Lease without regard to such assignment or subleasing. So long as the acquiring person or entity has a tangible net worth greater than that of Tenant’s, according to audited financial statements, Tenant shall also have the right to assign its interest in the Lease to a another person or entity who may acquire Tenant or a controlling interest in Tenant.

35.	SHORT FORM MEMORANDUM OF LEASE.

This Lease may not be recorded without the prior written consent of the Landlord. Each party hereto agrees that it will, at the request of the other, execute a short form Memorandum of Lease for recording purposes. The cost of preparing and recording the Memorandum will be borne by the party requesting it.

36.	ENVIRONMENTAL COMPLIANCE

36.1	Tenant’s Responsibility. Tenant shall not (either with or without negligence) cause or permit the escape, illegal or improper disposal or release of any biologically active or other hazardous substances or materials from or onto the Premises or the Building. For purposes of this Lease, “hazardous substances” or “hazardous materials” shall mean (i) any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, (ii) any substance which is flammable, radioactive, corrosive or carcinogenic, (iii) any substance, including without limitation medical and bio-technological waste, the presence of which causes or threatens to cause a nuisance or health hazard affecting human health, the environment, the Premises or the premises adjacent thereto, or (iv) any substance the presence of which requires reporting, investigation or remediation under any hazardous substance law, as the same may hereafter be amended. Tenant shall not allow the storage or use of such hazardous substances or materials or other hazardous, medical, bio-technological or toxic materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, not allow to be brought into the Building in which the Premises are located any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Tenant shall dispose of hazardous substances or hazardous materials on the Premises or within the Building only in a manner which complies with all applicable laws or regulations. Tenant covenants and agrees that the Premises will at all times during its use or occupancy thereof be kept and maintained and Tenant’s activities conducted so as to comply with all now existing or hereafter enacted or issued statutes, laws, rules, ordinances, orders, permits and regulations of all state, federal, local and other governmental and regulatory authorities, agencies and bodies applicable to the Premises, pertaining to environmental matters or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive, or hazardous wastes or material including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as from time to time amended (all hereafter collectively called “Laws”). Tenant shall execute affidavits, representations and the like, from time to time, at Landlord’s request, concerning Tenant’s best knowledge and reasonable belief regarding the presence of hazardous substances or materials on the Premises.

36.2	Tenant’s Liability. Tenant shall hold Landlord free, harmless, and indemnified from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which Landlord shall incur, or which Landlord would otherwise incur, by reason of Tenant’s failure to comply with this paragraph including, but not limited to: 1) the cost of bringing the Premises into compliance with all Laws; 2) the reasonable cost of all appropriate tests and examinations of the Premises to confirm that the Premises have been brought into compliance with all Laws; and 3) the reasonable fees and expenses of Landlord’s attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with this paragraph.

36.3	Property. For the purposes of this paragraph, the Premises shall include the real estate covered by this Lease; the Building and all other improvements thereon; all personal property used by Tenant in connection with the Premises (including that owned by Tenant); and the soil, groundwater, and surface water of the Premises, if the Premises include any ground area.

36.4	Inspections by Landlord. Landlord and its engineers, technicians, and consultants (collectively the “Auditors”) may, from time to time as Landlord deems appropriate and upon reasonable advance notice to Tenant, conduct periodic tests and examinations (“Audits”) of the Premises to confirm and monitor Tenant’s compliance with this paragraph. Landlord will hold in confidence any information learned during such Audits concerning Tenant’s operations, except with respect to any required reports to environmental authorities. Such Audits shall be conducted in such a manner as to minimize the interference with Tenant’s permitted activities on the Premises; however, in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant’s compliance with this paragraph. Tenant shall fully cooperate with Landlord and its Auditors in the conduct of such Audits. The cost of such Audits shall be paid by Landlord unless an Audit shall disclose a material failure of Tenant to comply with this paragraph, in which case, the cost of such Audit, and the cost of all subsequent Audits made during the Lease Term and within thirty (30) days thereafter (not to exceed two (2) such Audits per calendar year), shall be paid for on demand by Tenant.

36.5	Landlord’s Liability. Provided, however, the foregoing covenants and undertakings of Tenant contained in this paragraph 36 shall not apply to any condition or matter constituting a violation of any Law: 1) which existed prior to the commencement of Tenant’s use or occupancy of the Premises; 2) which was not caused, in whole or in part, by Tenant or Tenant’s agents, employees, officers, contractors or invitees during the Term, including any exercised Renewal Options, of this Lease; or 3) to the extent such violation is caused by, or results from the acts or neglects of Landlord or Landlord’s agents, employees, officers, contractors, guests, or invitees.

36.6	Tenant’s Liability After Termination of Lease. The covenants contained in this paragraph 36 shall survive the expiration or termination of this Lease, and shall continue for so long as Landlord and its successors and assigns may be subject to any expense, liability, charge, penalty, or obligation against which Tenant has agreed to indemnify Landlord under this paragraph 36.

37.	ROOFTOP COMMUNICATIONS EQUIPMENT.

Subject to and in accordance with the protective covenants of Piedmont Triad Research Park, of which the Land and Building comprise a part (and provided that any equipment located on the rooftop by Tenant fully satisfies all of the provisions of such protective covenants regarding rooftop equipment, whether mandatory or precatory), and subject to the requirements of all applicable laws, regulations, ordinances, the rights of other tenants or licensees previously granted by Landlord or its predecessors in interest, Tenant shall have the right to install, operate and maintain at Tenant’s sole cost, expense and risk, satellite dishes, antennae and associated communications equipment for Tenant’s own use (“Communications Equipment”) as Tenant may reasonably desire upon the roof of the Building. The Communications Equipment as permitted by Landlord shall be installed in a manner not to damage materially the roof or structural integrity of the Building.

38.	FINANCIAL REPORTING TO LANDLORD.

During the term of this Lease (including the Initial Term and any Renewal Term or holdover period), Tenant shall furnish to Landlord upon Landlord’s request on a confidential basis externally-audited annual reports of Tenant’s financial condition in the same form as are or would be presented to investors and/or lenders by Landlord.

39.	COUNTERPARTS.

This Lease is executed in two or more identical counterparts, each of which is an original, but both of which will constitute one agreement.

IN WITNESS WHEREOF, the Landlord and the Tenant have caused this Lease to be executed, pursuant to authority duly granted, effective as of the day and year first set forth above.

LANDLORD:		TENANT:

Wake Forest University Health Sciences		Targacept, Inc.

By:	/s/ Richard H. Dean	By:	/s/ J. Donald deBethizy

	Richard H. Dean		J. Donald deBethizy
Title:	President	Title:	President

Date:	8/22/02	Date:	10-21-02

Exhibit A

Demised Premises

All of the third and fourth floors, consisting of 40,432 rentable square feet, of that commercial building at 200 E. First Street, Winston-Salem, North Carolina, known locally as “One Technology Place”, and located on real property described on the attached Exhibit A-l, together with rights of use of and subject to the rights of others in and to the Common Areas of the building. Diagrams of the Demised Premises and Common Areas (such Common Areas designated in blue and in yellow) are as shown on the attached Exhibit A-2.

Exhibit A-l

Land

That lot or parcel of land located in the City of Winston-Salem, Forsyth County, North Carolina, and being further described as:

All of Lot 116 of the Revised Final Plat for NORTH CAROLINA EMERGING TECHNOLOGIES ALLIANCE which is recorded in Plat Book 41, Page 194 and revised at Plat Book 42, Page 46, in the Office of the Register of Deeds of Forsyth County, North Carolina.

Exhibit A-2

One Technology Place

Basement Level Floor Plan

Targacept parking spaces are designated as numbers 1 through 16.

[GRAPHIC OF FLOOR PLAN]

[GRAPHIC OF FLOOR PLAN]

	Usable Area:	21,036 sq. ft.
One Technology Place	Core:	851 sq. ft.
First Level Floor Plan	Rentable Area:	20,185 sq. ft.

[GRAPHIC OF FLOOR PLAN]

	Usable Area:	21,520 sq. ft.
One Technology Place	Core:	851 sq. ft.
Second Level Floor Plan	Rentable Area:	20,669 sq. ft.

[GRAPHIC OF FLOOR PLAN]

	Usable Area:	21,067 sq. ft.	Shelled space:	6,316 sq. ft.
One Technology Place	Core:	851 sq. ft.	Upfitted area:	13,900 sq. ft.
Third Level Floor Plan	Rentable Area:	20,216 sq. ft.

[GRAPHIC OF FLOOR PLAN]

	Usable Area:	21,067 sq. ft.
One Technology Place	Core:	851 sq. ft.
Fourth Level Floor Plan	Rentable Area:	20,216 sq.ft.

Exhibit B

Janitorial Services

I.	Lab Areas

A.	Daily Specifications

1.	Empty wastebaskets, clean obvious spillage using cleaner disinfectant, replace white biohazard liners.

2.	Transport trash to proper location for city pickup.

3.	Dust all telephones.

4.	Clean counter tops using cleaner disinfectant.

5.	Spot clean interior glass in all partitions and doors.

6.	Remove fingerprints: doors, frames, light switches, kick and push plates, handles, railings.

7.	Dust mop all hard surface floors.

8.	Mop, using cleaner disinfectant, all hard surface floors.

9.	Clean all sinks, mirrors, and paper towel cabinets.

10.	Horizontal surfaces (including exam/procedure beds/tables) remove all spillage using cleaner disinfectant.

11.	Dust all horizontal and vertical surfaces below hand height including shelves, molding, and ledges.

B.	Weekly Specifications

1.	Clean and sanitize telephones.

2.	Remove dust and cobwebs from ceiling areas.

3.	Wash wastebaskets using cleaner disinfectant.

4.	Clean exam/procedure beds/tables (including cabinet and/or frame) using cleaner disinfectant.

C.	Monthly Specifications

1.	Clean interior glass of exterior walls.

2.	Dust and clean Venetian blinds.

3.	High dust above hand height all horizontal surfaces including shelves, molding, and ledges.

4.	Clean all interior partition glass and door glass.

D.	Quarterly Specifications

1.	Hard surface floors: strip, clean, refinish, and machine polish moving all equipment and furniture.

II.	General Areas

A.	Daily Specifications

1.	Empty wastebaskets and replace liners in all areas- hospital dumpster.

2.	Transport trash to proper location for city pickup.

3.	Empty and damp clean ashtrays and ash stands.

4.	Dust all telephones.

5.	Clean/sanitize drinking fountains.

6.	Spot clean desktops.

7.	Clean counter tops.

8.	Clean door glass both sides.

9.	Spot clean interior glass in all partitions and doors.

10.	Remove fingerprints: doors, frames, light switches, kick and push plates, handles, railings.

11.	Clean cigarette urns: replace filler when needed.

12.	Sweep interior stairwells and spot clean.

13.	Dust all furniture: wipe waiting room chairs with damp cloth.

14.	Dust all exposed filing cabinets, bookcases, and shelves.

15.	Sweep and mop all of lobby areas.

16.	Spot clean wall to hand height.

17.	Sweep and spot clean landing area.

18.	Sweep clean entrances and exit ways.

19.	Change all lights that are burned out.

B.	Weekly Specifications

1.	General

a.	Clean and sanitize telephones.

b.	Low dust all horizontal surfaces, including shelves, moldings, and ledges.

c.	Remove dust and cobwebs from ceiling areas.

d.	Damp clean wastebaskets and sanitize.

e.	Put water in restroom drains.

f.	Spray buff all tile areas.

2.	Furniture

a.	Fabric - vacuum.

b.	Plastic and leather - damp wipe.

c.	Waiting room chairs - wash with sanitizer.

C.	Monthly Specifications

1.	General

a.	High dust above hand height all horizontal surfaces including shelves, moldings, and ledges.

b.	Clean entire desk using furniture polish.

c.	Wash all wastebaskets and sanitize.

d.	Clean all interior partition glass and door glass.

2.	Floors (Carpets)

a.	Carpet cleaning program.

D.	Quarterly Specifications

1.	Floors (Hard Surfaces)

a.	Strip, clean, refinish and machine polish.

III.	Restrooms

A.	Daily Specifications

1.	Clean, sanitize, and polish all fixtures.

2.	Clean and sanitize all flush rings, drain, and overflow outlets.

3.	Clean and polish all chrome fittings.

4.	Clean and polish all glass and mirrors.

5.	Clean and sanitize all toilet seats.

6.	Empty all containers, sanitize, and replace liners.

7.	Empty and damp clean all ashtrays.

8.	Clean metal partitions.

9.	Remove spots, stains, splashes, from wall area adjacent to hand basins.

10.	Remove fingerprints from doors, doorframes, light switches, kick and push plates, handles, etc.

11.	Refill all dispensers to normal limits - soap, tissue, towels, liners, cups, etc.

12.	Dust and spot clean all furniture including tables.

B.	Monthly Specifications

1.	Wash and sanitize metal partitions.

2.	Machine scrub all ceramic tile.

Exhibit C

Termination Schedule

If Tenant exercises its Termination Right pursuant to paragraph 2.4 of the Lease, Tenant will pay to Landlord a Termination Fee in accordance with the following schedule:

If termination occurs on or after:	but before:	Tenant will pay Landlord:
08-01-05	09-01-05	805,293.60
09-01-05	10-01-05	771,739.70
10-01-05	11-01-05	738,185.80
11-01-05	12-01-05	704,631.90
12-01-05	01-01-06	671,078.00
01-01-06	02-01-06	637,524.10
02-01-06	03-01-06	603,970.20
03-01-06	04-01-06	570,416.30
04-01-06	05-01-06	536,862.40
05-01-06	06-01-06	503,308.50
06-01-06	07-01-06	469,754.60
07-01-06	08-01-06	436,200.70
08-01-06	09-01-06	402,646.80
09-01-06	10-01-06	369,092.90
10-01-06	11-01-06	335,539.00
11-01-06	12-01-06	301,985.10
12-01-06	01-01-07	268,431.20
01-01-07	02-01-07	234,877.30
02-01-07	03-01-07	201,323.40
03-01-07	04-01-07	167,769.50
04-01-07	05-01-07	134,215.60
05-01-07	06-01-07	100,661.70
06-01-07	07-01-07	67,107.80
07-01-07	08-01-07	33,553.90